UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2010

SOUTHERN CALIFORNIA EDISON COMPANY
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-2313	95-1240335
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2244 Walnut Grove Avenue
(P.O. Box 976)
Rosemead, California  91770
(Address of principal executive offices, including zip code)

626-302-2222
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Southern California Edison Company based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Southern California Edison Company. Southern California Edison Company has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Southern California Edison Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports.

Item  8.01 Other Events

   On November 8, 2010, Southern California Edison Company (“SCE”) entered into an agreement to sell its ownership interest in Units 4 and 5 of the Four Corners coal-fired electric generating facility located in Farmington, New Mexico to the operator of the facility, Arizona Public Service Company.  The sale price is $294 million, subject to certain adjustments, and the associated after-tax gain will be for the benefit of SCE’s ratepayers and, therefore, will not affect SCE’s earnings.  In addition, completion of the sale will not have a material impact on SCE’s rate base.  The closing of the sale is contingent upon the receipt of regulatory approvals, execution of amendments extending the existing facility lease, execution of a new coal supply contract, and other specified closing conditions and is currently estimated to occur in the second half of 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)
/s/ Chris C. Dominski
Chris C. Dominski
Vice President and Controller
Date:  November 8, 2010